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Exhibit 99.1

For Information Contact:
Odetics: Gregory Miner
Chief Executive Officer
714-774-5000
Home Page: http://www.odetics.com

For Release at 1:05 p.m., PDT 06/04/03

Odetics, Inc. Announces Results of Fourth Quarter Ended
March 31, 2003 and Completion of Restructuring

        Anaheim, California—June 4, 2003—For its fourth quarter ended March 31, 2003, Odetics, Inc. (NASDAQ: ODETA) today reported a loss from continuing operations of $2,168,000, or $0.14 per share, compared to income from continuing operations of $36,000, or $0.00 per share, reported for the fourth quarter of the previous fiscal year. The loss for the fourth quarters of fiscal 2003 and 2002 includes $826,000 and $1,485,000, respectively, in non-cash charges related to the minority interest in Odetics majority owned subsidiary, Iteris Inc. Odetics reported an operating loss from continued operations of $1,066,000 in the fourth quarter ended March 31, 2003, compared to operating income of $855,000 in the fourth quarter of the previous fiscal year.

        For the quarter ended March 31, 2003, Odetics' net sales and contract revenues of $12,062,000 increased 1.6% compared to net sales and contract revenues $11,877,000 in the quarter ended March 31, 2002.

        The results announced reflect the completion of a reorganization to focus Odetics in the areas of industrial and commercial security, and systems and sensors for the Intelligent Transportations Systems industry. Results from continuing operations for the fiscal periods ended March 31, 2003 and 2002 include only the business of Iteris and MAXxess.

        During the fourth quarter we discontinued our Odetics Broadcast business, and do not plan to develop or sell new systems into this market. We plan to continue to provide service and support of existing Odetics Broadcast customers through the remainder of their service obligations. The impact of these changes was to reduce headcount for this business unit to a nominal support staff of service technicians located principally in Austin, Texas. We expect that these remaining Broadcast business operations will produce break-even operating results during the service period, which will be included within discontinued operations.

        In March 2003, we announced that we would sell Odetics' wholly owned subsidiary, Zyfer, Inc. In May 2003, we completed the sale of Zyfer to Frequency Electronics, Inc. for a price of $2.3 million cash payable at closing, plus future incentive cash payments of up to $1,000,000 in each of the two years ended April 30, 2003 and 2004, based on the revenues generated by the sale of Zyfer products or the license of its technologies. Zyfer continues to be located at Odetics' primary facilities in Anaheim, California under a two-year sublease.

        Commenting on the restructuring, Greg Miner, CEO, stated, "With these changes we have moved dramatically closer to having the Odetics business aligned with the ITS and Security markets—which we believe provide the best opportunity for sustained business growth. Furthermore, the changes to the economic model lower our break-even model by providing an opportunity for wider gross profit performance on an overall lower cost structure. We are continuing to engage in discussions to modify other significant contractual relationships which we believe, if successful, will further enhance the ability of Odetics to return to profitability and positive cash flow."

        Fiscal 2003 was a stellar year for Iteris. We attained overall top line growth of 11.0% during Fiscal 2003 compared to Fiscal 2002, in line with our expectations, and the markets for Vantage Detection Systems and Traffic Systems and Services remained strong in an otherwise difficult business climate.

About Odetics

        Odetics products address the management needs of the transportation, and security industries. Odetics is a market leader for video-based sensors used for surface transportation and is a developer of integrated systems for facility security and trace detection of dangerous chemicals and explosives. Odetics is headquartered in Anaheim, California. Investors are encouraged to contact us at 714.774.5000, or at www.odetics.com.

Important Notice

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This news release contains statements that may be deemed to be forward-looking. These forward-looking statements speak only as of the date hereof and are based upon the information currently available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including but not limited to the effectiveness of the Company's cost and expense reduction efforts; warranty and support issues; the rate at which present and future customers adopt the Company's technologies; emerging technologies and other competitive pressures; the cancellation or deferral of significant contracts; the impact of and accounting treatment for the sale of the assets of Zyfer; general economic and political conditions in Odetics markets including the continuing economic slowdown; and, such other factors identified in the Odetics' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors are strongly encouraged to review the risk factors set forth in Odetics' most recent SEC filings.

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Odetics, Inc.
Summary Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
Consolidated Statement of Operations
	2002	2003	2002	2003
Net sales and contract revenues:
Net sales	$5,766	$5,779	$29,343	$22,541
Contract revenues	6,111	6,283	22,846	25,086

Total net sales and contract revenues	11,877	12,062	52,189	47,627
Costs and expenses:
Cost of sales	2,868	2,973	16,769	11,425
Cost of contract revenues	2,333	4,115	13,132	16,034

Gross profit	6,676	4,974	22,288	20,168

Selling, general and administrative expense	4,184	4,789	18,491	16,157
Research and development expense	870	1,251	4,385	4,215
Restructuring charge	767	0	2,189	0

Total operating expenses	5,821	6,040	25,065	20,372

Operating income (loss)	855	(1,066)	(2,777)	(204)

Non-operating items
Other income (expense)	414	(211)	2,919	141
Interest expense	(533)	(65)	(4,190)	(514)

Income (loss) before income taxes	736	(1,342)	(4,048)	(577)
Income tax benefit	(785)	0	(785)	0

Income (loss) from continuing operations before minority interest	1,521	(1,342)	(3,263)	(577)
Minority interest in earnings of subsidiary	1,485	826	1,910	3,818

Income (loss) from continuing operations	36	(2,168)	(5,173)	(4,395)
Loss from discontinued operations (including loss on disposal of $8,361 in 2002 and $4,909 in 2003, net of taxes of $0)	(1,354)	(6,122)	(20,965)	(8,754)
Extraordinary loss from early extinguishment of debt, net of tax of $0	0	0	(450)	0

Net loss	$(1,318)	$(8,290)	$(26,588)	$(13,149)

Income (loss) per share:
Basic and diluted
Income (loss) from continuing operations	$0.00	$(0.14)	$(0.46)	$(0.31)
(Loss) from discontinued operations	(0.11)	(0.41)	(1.86)	(0.61)
Extraordinary (loss) from the early extinguishment of debt	0.00	0.00	(0.04)	0.00

(Loss) per share	$(0.11)	$(0.55)	$(2.36)	$(0.92)

Shares used in calculating loss per share:
Basic and diluted	12,254	15,117	11,267	14,276

EBITDA
Operating income (loss)	855	(1,066)	(2,777)	(204)
Depreciation & amortization	303	215	3,087	817

	$1,158	$(851)	$310	$613

Odetics, Inc.
Summary Financial Data
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2002	2003	2002	2003
Revenues by segment:
Iteris	$10,162	$10,886	$37,309	$41,395
Video Products	1,001	667	12,236	3,429
Telecom Products	714	509	2,644	2,803

	$11,877	$12,062	$52,189	$47,627

Balance Sheet Highlights	03/31/02	03/31/03
Current assets	$26,444	$20,475
Property, plant & equipment, net	$15,997	$1,963
Other assets	$9,797	$12,904
Current liabilities	$34,048	$17,129
Shareholders' equity	$5,255	$(4,288)

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Odetics, Inc. Announces Results of Fourth Quarter Ended March 31, 2003 and Completion of Restructuring
Odetics, Inc. Summary Financial Data (in thousands, except per share amounts)
Odetics, Inc. Summary Financial Data (in thousands, except per share amounts)